Exhibit 5.1

D. Bradley Peck

(858) 550-6012

bpeck@cooley.com

September 5, 2008

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to ACADIA Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Company has provided us with a prospectus (the “Prospectus”), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for (a) the offering for resale by the selling stockholder named therein (the “Selling Stockholder”), on a delayed or continuous basis, of up to a maximum of 7,422,364 shares of the Company’s common stock, par value $0.0001 per share, issuable to the Selling Stockholder, including (i) up to 7,072,364 shares of the Company’s common stock (the “Agreement Shares”), that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated August 4, 2008, by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 350,000 shares of the Company’s common stock (the “Warrant Shares”), issuable upon the exercise of an outstanding Warrant issued to the Selling Stockholder (the “Warrant”) in connection with the execution and delivery of the Agreement, or (b) to the extent that less than the maximum number of Agreement Shares and/or Warrant Shares are issued to the Selling Stockholder and resold by the Selling Stockholder pursuant to the Registration Statement, (the difference between the maximum number of the Agreement Shares and Warrant Shares and the actual number of Agreement Shares and Warrant Shares issued and sold by the Selling Stockholder are referred to herein as the “Shortfall Number”), the offering and sale of the Shortfall Number of shares of the Company’s common stock, par value $0.0001 per share, by the Company from time to time (the “Company Shares”) pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Agreement, the Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed that, at the time of any issuance and sale of the Agreement Shares, the Warrant Shares and the Company Shares, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance, that the purchase consideration for the issuance and sale of the Company Shares is not less than the par value of the Common Stock, and that, prior to any offer and sale of Company Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the price at which the Company Shares are to be issued and sold.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

September 5, 2008

Page Two

Our opinion is expressed solely with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) if, as, and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company to the Selling Stockholder in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable, and (b) with respect to any offering of the Company Shares, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act, and the Prospectus and any and all Prospectus Supplement(s) have been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules; (ii) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Company Shares and related matters; and (iii) the issuance and sale of the Company Shares do not violate any applicable law or the operative certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the Company Shares, when issued and sold as contemplated in the Registration Statement, the Prospectus and any related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM